Exhibit (k)(5)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

Brookfield Place, 225 Liberty Street
New York, NY 10281

June 5, 2025

Brookfield Asset Management Private Institutional Capital (Canada), L.P.

181 Bay Street

P.O. Box 762
Toronto, ON M5J 2T3

Ladies and Gentlemen:

Brookfield Asset Management Private Institutional Capital (Canada), L.P. (the “Adviser”) hereby agrees, until one year from the commencement of operations of Brookfield Infrastructure Income Fund Inc. (the “Fund”) (the “Limitation Period”), to waive fees that it would otherwise be paid, and/or to assume expenses of the Fund, if required to ensure that the Fund’s Specified Expenses (as defined below) do not exceed 0.70% per annum of the Fund’s average monthly net assets of each class of the Fund’s shares of common stock (the “Shares”). “Specified Expenses” is defined to include all expenses incurred in the business of the Fund, including, among other things, organizational and offering costs, professional fees, and fees and expenses of an administrator, transfer agent, and custodian, with the exception of (i) the Management Fee, (ii) the Incentive Fee, (iii) the Servicing Fee, (iv) the Distribution Fee, (v) portfolio level expenses, (vi) brokerage costs or other investment-related out-of-pocket expenses, including costs incurred with respect to unconsummated investments, (vii) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund), (viii) taxes, and (ix) extraordinary expenses (such as litigation and other expenses not incurred in the ordinary course of the Fund’s business). The terms “Management Fee,” “Incentive Fee,” “Servicing Fee” and “Distribution Fee” have the meanings ascribed to them in the Fund’s prospectus.

This agreement (the “Agreement”) hereby amends and restates that certain Expense Limitation Agreement dated September 15, 2023, between the Adviser and the Fund (the “Prior Agreement”), and supersedes the Prior Agreement in all respects. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided herein.

With respect to each class of Shares, the Fund agrees to repay the Adviser any fees waived or expenses assumed under this Agreement for such class of Shares, provided the repayments do not cause the Specified Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within thirty-six months after the month in which the Adviser waived the fee or reimbursed the expense.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Directors of the Fund (the “Board”), including a majority of the Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund. This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may by notice in writing to the Fund terminate, in whole or in part, its obligation under this Agreement to reduce its fees and bear expenses with respect to the Fund in any period following the date specified in such notice, provided however that this Agreement may not be terminated by the Adviser, nor may it be amended to reduce the fees waived by the Adviser, for a period of no less than one year from the effective date of the Fund’s current registration statement. Thereafter, the Agreement may only be terminated or amended to increase the expense cap as of April 30th of each calendar year (April 29th in a leap year), provided that in the case of a termination by the Adviser, the Adviser provide the Board with written notice of its intention to terminate the Agreement prior to the expiration of its then current term. This Agreement will automatically terminate if the Investment Advisory Agreement of the Fund is terminated, with such termination effective upon the effective date of such Investment Advisory Agreement’s termination.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

By:	/s/ Brian Hurley
Name:	Brian Hurley
Title:	Secretary

The foregoing Agreement is hereby accepted as of June 5, 2025:

BROOKFIELD ASSET MANAGEMENT
PRIVATE INSTITUTIONAL CAPITAL (CANADA), L.P.,

by its general partner,
BROOKFIELD INFRASTRUCTURE GP ULC

By:	/s/ Chloe Berry
Name:	Chloe Berry
Title:	Senior Vice President

[Signature Page to Amended and Restated Expense Limitation Agreement]